                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the use in this Registration Statement on Form S-1 ("Registration Statement") of our report dated February 10, 2000, relating to the consolidated financial statements of more.com, Inc., and of our report dated February 4, 2000, relating to the financial statements of Comfort Living Inc., both of which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCooper LLP

San Jose, California

March 10, 2000

                               February 11, 2000



VIA EDGAR AND COURIER
---------------------

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

     Re:  more.com, Inc.
          Registration Statement on Form S-1
          ----------------------------------

Ladies and Gentlemen:

     On behalf of our client, more.com, Inc., a Delaware corporation (the "Company"), we hereby transmit a Registration Statement on Form S-1 (the "Registration Statement") together with copies of all exhibits thereto, filed for the purpose of registering shares of the Company's Common Stock (the "Common Stock") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "Commission"). Manually executed signature pages have been signed prior to the time of this electronic filing and will be retained by the Company for five years.

     The Company has paid a filing fee of $22,770, calculated in accordance with
Section 6(b) of the Securities Act, via wire transfer of such amount to the lockbox maintained by the Commission at the Mellon Bank in Pittsburgh, Pennsylvania pursuant to Rule 3(a) promulgated under the Securities Act.

     The shares of Common Stock that are the subject of the Registration Statement will be offered and sold in the Company's initial public offering, which will be underwritten on a firm commitment basis by the underwriters identified on the front cover of the preliminary prospectus included in the Registration Statement. The underwriters have advised us that the offering will be reviewed by representatives of the National Association of Securities Dealers, Inc. (the "NASD") and that copies of the Registration Statement and the form of Underwriting Agreement are being forwarded concurrently to the NASD.

     Please note that confidential treatment has been requested, pursuant to Rule 406 promulgated by the Commission under the Securities Act, for certain portions of the Internet Fulfillment Services Agreement files as Exhibit No.
10.11. Prescription

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Securities and Exchange Commission
February 11, 2000
Page Two


Pharmaceuticals Internet Fulfillment Services Agreement filed as Exhibit No. 10.12, Service Mark License and Access Agreement filed as Exhibit No. 10.13, Advertising Representative Agreement filed as Exhibit No. 10.14 and Database License and Supply and Purchase Agreement filed as Exhibit No. 10.15 to the Registration Statement. As set forth by Rule 406, such request for confidential treatment has been provided in a separate letter to the Commission.

     We will forward courtesy copies of the Registration Statement, the exhibits thereto and our request for confidential treatment as soon as we are notified that the registration has been assigned to a specific examiner.

     If you have any questions or comments regarding the Registration Statement or the exhibits thereto, please contact me at (415) 268-7113.

                              Very truly yours,

                              /s/ GAVIN B. GROVER

                              Gavin B. Grover


Enclosures

cc:  Laureen De Buono - more.com, Inc.
     Steven L. Bernson, Wilson Sonsini Goodrich & Rosati